Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2007 FOURTH QUARTER AND FULL YEAR RESULTS,

NEW STUDENT ENROLLMENT INCREASED 13.1%

CARMEL, IN, January 24, 2008—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that new student enrollment in the fourth quarter of 2007 increased 13.1% to 11,542 compared to 10,208 in the same period in 2006. Total student enrollment increased 13.1% to 53,027 as of December 31, 2007 compared to 46,896 as of December 31, 2006. The quarterly persistence rate increased 110 basis points to 77.3% in the three months ended December 31, 2007 compared to 76.2% in the same prior year period.

Earnings per share (“EPS”) in the fourth quarter of 2007 increased 23.7% to $1.20 compared to $0.97 in the fourth quarter of 2006. Revenue in the three months ended December 31, 2007 increased 11.7% to $230.4 million compared to $206.2 million in the three months ended December 31, 2006. Excluding laptop computer sales, revenue in the three months ended December 31, 2007 increased 14.2%. Operating margin increased 280 basis points to 33.6% in the fourth quarter of 2007 compared to 30.8% in the same period in 2006.

The company provided the following information for the three and 12 months ended December 31, 2007 and 2006:

Financial and Operating Data for the Three Months Ended December 31st, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2007	2006	Increase/ (Decrease)

Revenue	$230.4	$206.2	11.7%
Operating Income	$77.3	$63.6	21.7%
Operating Margin	33.6%	30.8%	280 basis points
Net Income	$48.5	$40.9	18.6%
Earnings Per Share (diluted)	$1.20	$0.97	23.7%
New Student Enrollment	11,542	10,208	13.1%
Continuing Students	41,485	36,688	13.1%
Total Student Enrollment as of December 31st	53,027	46,896	13.1%
Quarterly Persistence Rate (A)	77.3%	76.2%	110 basis points
Revenue Per Student	$4,293	$4,282	0.3%
Cash and Cash Equivalents, Restricted Cash and Investments as of December 31st	$317.2	$357.4	(11.3)%
Bad Debt Expense as a Percentage of Revenue	2.1%	1.6%	50 basis points
Days Sales Outstanding as of December 31st	6.0 days	4.2 days	1.8 days
Deferred Revenue as of December 31st	$213.1	$202.2	5.4%
Debt as of December 31st	$150.0	$150.0	--
Weighted Average Diluted Shares of Common Stock Outstanding	40,278,000	42,025,000
Shares of Common Stock Repurchased	300,300(B)	566,500(C)
Land and Building Purchases	$1.1(D)	$2.2(E)	(47.9)%
Number of New Colleges in Operation	2	--	--
Number of New Learning Sites in Operation	--	1	--
Capital Expenditures, Net	$4.2	$3.0	39.4%

Financial and Operating Data for the 12 Months Ended December 31st
(Dollars in millions, except per share and per student data)
	2007	2006	Increase/ (Decrease)

Revenue	$869.5	$757.8	14.7%
Operating Income	$242.0	$181.5	33.3%
Operating Margin	27.8%	24.0%	380 basis points
Net Income	$151.6	$118.5	27.9%
Earnings Per Share (diluted)	$3.71	$2.72	36.4%
Bad Debt Expense as a Percentage of Revenue	2.1%	1.4%	70 basis points
Revenue Per Student	$17,508	$16,922	3.5%
Weighted Average Diluted Shares of Common Stock Outstanding	40,883,000	43,629,000
Shares of Common Stock Repurchased	2,659,300(F)	5,606,600(G)
Land and Building Purchases	$12.6(H)	$18.9(I)	(33.5)%
Number of New Colleges in Operation	10	6	--
Number of New Learning Sites in Operation	--	5	--
Capital Expenditures, Net	$15.5	$23.7	(34.6)%

____________________

(A)	Represents the number of Continuing Students in the academic quarter, divided by the Total Student Enrollment in the immediately preceding academic quarter.

(B)	For approximately $36.9 million or at an average price of $122.93 per share.

(C)	For approximately $39.2 million or at an average price of $69.22 per share.

(D)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 11 of the company’s locations.

(E)

Represents the purchase of one parcel of real estate on which the company has built a facility for one of the company’s colleges, and costs associated with purchasing, renovating, expanding or constructing buildings at four of the company’s locations.

(F)	For approximately $265.0 million or at an average price of $99.65 per share.

(G)	For approximately $363.0 million or at an average price of $64.74 per share.

(H)

Represents the purchase of one parcel of real estate on which the company intends to build a facility for one of the company’s colleges, and costs associated with purchasing, renovating, expanding or constructing buildings at 17 of the company’s locations.

(I)

Represents the purchase of one parcel of real estate on which the company has built a facility for one of the company’s colleges, and costs associated with purchasing, renovating, expanding or constructing buildings at 11 of the company’s locations.

Kevin M. Modany, CEO and President of ITT/ESI, said, “We are extremely pleased with our operating and financial results for the fourth quarter and full year of 2007. The operating fundamentals of the business remain very strong, and the interest of prospective students in our programs of study was extremely robust as we began the first quarter of 2008.”

Modany continued, “Marketing expenditures in the fourth quarter of 2007 increased 20% compared to the same period in the prior year, primarily due to incremental advertising to support new programs of study and new colleges. As we look ahead in 2008, we anticipate that our quarterly marketing expenditures will increase, year-over-year, in the range of 10% to 15%. We began 2008 with 15% more student recruiters than we had at the beginning of 2007. As a result, we believe that we are very well positioned to service the higher number of inquiries for our program offerings that we expect to receive in 2008.”

Modany noted, “During the fourth quarter of 2007, we began operations at our 96th college in High Point, NC (which is near Greensboro) and at our 97th college in Morrisville, NC (which is near Raleigh), bringing to ten the total number of new colleges that we opened in 2007. As a result, we significantly exceeded our internal goal of opening between six and eight new locations in 2007. Our goal in 2008 is to open between six and eight new locations.”

Modany added, “In 2007, we added a total of 246 programs among 85 of our 97 colleges and nine learning sites, compared to adding 142 programs among 45 of our colleges in 2006 and 104 programs among 35 of our colleges in 2005. We are currently developing several new degree programs of study in both technology and non-technology areas at both the associate and bachelor degree levels. We plan to begin offering one or more of these new programs online and in residence in 2008.”

Modany observed, “We are very pleased with the increase in the quarterly persistence rate, which resulted from improved student retention. The improvement in student retention was primarily due to the continued implementation of our modified hybrid delivery model. The year-over-year increase of 110 basis points in the quarterly persistence rate to 77.3% in the fourth quarter of 2007 exceeded our internal goal and led to an impressive year-over-year increase of 13.1% in total student enrollment as of December 31, 2007. While we believe that we can continue to improve student persistence, we expect future increases in the quarterly persistence rate to be more moderate.”

Modany concluded, “Recently, there has been a lot of speculation in the market with respect to the ability of our students to obtain the financing needed to pay their education costs. This speculation was caused by a recent reduction in lender subsidies under the federal student loan programs and the current credit crunch that arose from the subprime mortgage crisis. As we announced this past Tuesday, based on the financing that we have arranged for Bank of America, Chase Education Finance and Citibank, The Student Loan Corporation to make available to our students, we are confident that our students will be able to continue accessing both federal and private student loans in amounts necessary to pay the cost of their ITT Technical Institute education. After carefully considering the current student financing environment, we are confident that we can achieve our internal operating and financial goals for 2008, including our internal goal for 2008 EPS in the range of $4.50 to $4.60.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “Our fourth quarter and full-year 2007 results were very impressive. Our operating and financial performance in 2007 exceeded our internal goals and has positioned us extremely well for 2008. Revenue increased 11.7% to $230.4 million in the three months ended December 31, 2007 compared to $206.2 million in the same period in 2006. Excluding laptop computer sales, revenue in the three months ended December 31, 2007 increased 14.2% compared to the same period in 2006. The increase in revenue was driven by higher student enrollment, tuition and student persistence.”

Fitzpatrick continued, “Operating margin in the fourth quarter of 2007 increased 280 basis points to 33.6% compared to 30.8% in the same period in 2006. This strong increase was primarily due to further leveraging of our fixed operating costs and a variety of operating efficiencies related to our delivery of educational services.”

Fitzpatrick said, “Bad debt expense as a percentage of revenue increased 50 basis points to 2.1% in the three months ended December 31, 2007 compared to 1.6% in the same period in 2006. Days sales outstanding as of December 31, 2007 were 6.0 days compared to 4.2 days at the same point in 2006.”

Fitzpatrick further noted, “In the three months ended December 31, 2007, we repurchased 300,300 shares of our common stock at an average purchase price of $122.93 per share, or $36.9 million in total. There are approximately 5.0 million shares of our common stock remaining to be repurchased under our current share repurchase program. Cash and cash equivalents, restricted cash and investments as of December 31, 2007 decreased 11.3% to $317.2 million compared to $357.4 million as of December 31, 2006, primarily due to repurchasing 2.7 million shares of common stock in 2007 at an average purchase price of $99.65 per share or $265.0 million in total.”

Fitzpatrick added, “We believe that the recent decline in our market capitalization presents an outstanding opportunity for us to provide a superior return on capital to our shareholders by repurchasing shares of our common stock. As a result, we plan to be aggressive in repurchasing shares of our common stock during the first quarter of 2008, subject to market regulations and maintaining compliance with the U.S. Department of Education’s financial responsibility ratios.”

Fitzpatrick closed by noting, “The fundamentals of the company are incredibly strong as we begin the new year. We are confident that sufficient financing will be available to our students. We believe that we are very well positioned to achieve our 2008 operating goals, and we reiterate that our internal 2008 EPS goal is in the range of $4.50 to $4.60.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company’s failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for student loans; the company’s ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
David Landau	www.ittesi.com
Director Public Relations
(317) 706-9274

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	December 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,228	$161,905
Short-term investments	303,360	195,007
Accounts receivable, net	15,132	9,367
Deferred income taxes	7,418	4,771
Prepaid expenses and other current assets	16,685	9,902
Total current assets	349,823	380,952

Property and equipment, net	153,265	148,411
Direct marketing costs, net	20,567	21,628
Other assets	17,298	9,329
Total assets	$540,953	$560,320

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$45,120	$47,948
Accrued compensation and benefits	16,137	13,899
Other accrued liabilities	17,540	20,496
Deferred revenue	213,127	202,162
Total current liabilities	291,924	284,505

Long-term debt	150,000	150,000
Deferred income taxes	11,754	13,713
Other liabilities	16,717	8,157
Total liabilities	470,395	456,375

Shareholders' equity:
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--
Common stock, $.01 par value, 300,000,000
shares authorized, 54,068,904 issued	541	541
Capital surplus	--	46,982
Retained earnings	658,380	508,195
Accumulated other comprehensive (loss)	(3,417)	(6,533)
Treasury stock, 14,375,582 and 13,029,471
shares, at cost	(584,946)	(445,240)
Total shareholders' equity	70,558	103,945
Total liabilities and shareholders' equity	$540,953	$560,320

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenue	$230,424	$206,213	$869,508	$757,764

Costs and expenses:
Cost of educational services	88,428	89,379	358,601	356,851
Student services and administrative expenses	64,666	53,274	268,876	219,390
Total costs and expenses	153,094	142,653	627,477	576,241

Operating income	77,330	63,560	242,031	181,523
Interest income, net	578	1,847	2,455	8,104
Income before provision for income taxes	77,908	65,407	244,486	189,627
Provision for income taxes	29,439	24,528	92,894	71,111

Net income	$48,469	$40,879	$151,592	$118,516

Earnings per share:
Basic	$1.22	$0.99	$3.77	$2.77
Diluted	$1.20	$0.97	$3.71	$2.72

Supplemental Data:
Cost of educational services	38.3%	43.3%	41.3%	47.1%
Student services and administrative expenses	28.1%	25.8%	30.9%	29.0%
Operating margin	33.6%	30.8%	27.8%	24.0%
Student enrollment at end of period	53,027	46,896	53,027	46,896
Technical institutes at end of period	97	87	97	87
Shares for earnings per share calculation:
Basic	39,765,000	41,196,000	40,268,000	42,722,000
Diluted	40,278,000	42,025,000	40,883,000	43,629,000

Effective tax rate	37.8%	37.5%	38.0%	37.5%

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$48,469	$40,879	$151,592	$118,516
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	5,479	6,532	23,249	21,641
Provision for doubtful accounts	4,764	3,374	18,599	10,862
Deferred income taxes	653	863	(6,737)	(1,906)
Excess tax benefit from stock option exercises	(7,926)	(4,021)	(37,480)	(14,289)
Stock-based compensation expense	1,033	290	5,100	3,067
Changes in operating assets and liabilities:
Restricted cash	(5,433)	(4)	(6,087)	(27)
Accounts receivable	(3,545)	(569)	(24,364)	(6,240)
Direct marketing costs, net	628	(1,068)	1,061	(4,138)
Accounts payable	(12,538)	(5,927)	(2,828)	(8,153)
Other operating assets and liabilities	14,277	12,257	45,221	17,816
Deferred revenue	20,454	2,421	10,965	26,708
Net cash flows from operating activities	66,315	55,027	178,291	163,857

Cash flows from investing activities:
Facility expenditures and land purchases	(1,129)	(2,165)	(12,589)	(18,929)
Capital expenditures, net	(4,221)	(3,027)	(15,514)	(23,717)
Proceeds from sales and maturities of investments	338,375	433,402	1,963,447	1,637,322
Purchase of investments	(379,975)	(444,945)	(2,071,800)	(1,434,639)
Net cash flows from investing activities	(46,950)	(16,735)	(136,456)	160,037

Cash flows from financing activities:
Proceeds, net from revolving borrowings	--	150,000	--	150,000
Excess tax benefit from stock option exercises	7,926	4,021	37,480	14,289
Proceeds from exercise of stock options	6,530	4,144	31,002	22,960
Repurchase of common stock	(36,915)	(39,213)	(264,994)	(362,973)
Net cash flows from financing activities	(22,459)	118,952	(196,512)	(175,724)

Net change in cash and cash equivalents	(3,094)	157,244	(154,677)	148,170

Cash and cash equivalents at beginning of period	10,322	4,661	161,905	13,735

Cash and cash equivalents at end of period	$7,228	$161,905	$7,228	$161,905